Exhibit 10.1.1

FIRST AMENDMENT TO LOAN AND SECURITY AGREEMENT

This First Amendment to Loan and Security Agreement (this “First Amendment”) made and entered into as of the 5th day of November, 2004, is by and between LASALLE BANK NATIONAL ASSOCIATION, a national banking association (“LENDER”), having its principal place of business at 135 South LaSalle Street, Chicago, Illinois 60603-4105, and VITA FOOD PRODUCTS, INC., a Nevada corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Vita Food”), VIRGINIA HONEY COMPANY, INC., a Virginia corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Virginia Honey”), THE HALIFAX GROUP, INC., a Georgia corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612 (“Halifax”), and VITA SPECIALTY FOODS, INC., a Delaware corporation, with its chief executive office located at 2222 West Lake Street, Chicago, Illinois 60612  (“Specialty Foods”) (Vita Food, Virginia Honey, Halifax and Specialty Foods are individually a  “Borrower” and collectively the “Borrowers”).

W I T N E S S E T H:

WHEREAS, prior hereto, Lender provided certain loans, extensions of credit and other financial accommodations (the “Financial Accommodations”) to Borrowers pursuant to (a) that certain Loan and Security Agreement dated as of September 5, 2003, by and between Lender and Borrowers (as further amended or restated from time to time, the “Loan Agreement”), and (b) the other documents, agreements and instruments referenced in the Loan Agreement or executed and delivered pursuant thereto;

WHEREAS, Borrowers have requested that Lender, among other things, (i) waive certain existing Events of Default, and (ii) modify certain financial and non-financial covenants (collectively the “Additional Financial Accommodations”); and

WHEREAS, Lender is willing to provide the Additional Financial Accommodations, but solely on the terms and subject to the provisions set forth in this First Amendment and the other agreements, documents and instruments referenced herein or executed and delivered pursuant hereto.

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and understandings of the parties hereto set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Lender and Borrowers hereby agree as set forth in this First Amendment.

I.              Definitions.

A.            Use of Defined Terms.  Except as expressly set forth in this First Amendment, all terms which have an initial capital letter where not required by the rules of grammar are used herein as defined in the Loan Agreement.

B.            Amended Definitions.  Effective as of the date of this First Amendment, Section 1.1 of the Loan Agreement is hereby amended by deleting the definitions of “Overadvance” and “Tangible Net Worth Benchmark” and substituting therefor the following:

“Overadvance”: shall mean zero Dollars.

“Tangible Net Worth Benchmark”: shall mean negative One Million Eight Hundred Thousand and no/100 Dollars (-$1,800,000.00) as of December 31, 2004, negative Nine Hundred Thousand and no/100 Dollars (-$900,000.00) as March 31, 2005, through September 30, 2005, negative One Hundred Thousand and no/100 Dollars (-$100,000.00) as of December 31, 2005, and shall increase by Eight Hundred Thousand and no/100 Dollars ($800,000.00) as of December 31, 2006, and as of the last day of each fiscal year thereafter.

II.            Amendments to Loan Agreement.  Effective as of the date of this First Amendment, the Loan Agreement is hereby amended as follows:

A.            Eligible Inventory.  Sections 6.1 and 6.2 of the Loan Agreement are hereby amended by deleting Sections 6.1 and 6.2 of the Loan Agreement in their entirety and substituting therefor the following, respectively:

“6.1         Eligible Inventory.  “Eligible Inventory” means the portion of Inventory that:  (A) consists of (i) raw materials, (ii) work-in-process, (iii) finished goods, or (iv) packaging materials; (B) is not more than three hundred sixty-five (365) days old; (C) is not consigned to or from any Person; (D) does not violate the negative covenants and similar provisions of this Section 6 and does satisfy the positive covenants and similar provisions of this Section 6; (E) Lender has in good faith determined, in accordance with its customary business practices, is not unacceptable due to age, type, category or quantity; (F) is subject to Lender’s first position priority perfected security interest and lien; and (G) is located at one of the locations specified on Schedule 4.4 and if located at a warehouse, other storage facility or a leased facility, Lender has (i) received an original Warehouse Agreement or Landlord Agreement in form and substance acceptable to Lender, (ii) filed its Uniform Commercial Code financing statements in accordance with applicable law with regard to the respective location of each such warehouse, leased facility or other storage facility, and (iii) as evidenced by then currently dated Uniform Commercial Code judgment and lien searches satisfactory to Lender, there are no security interests or liens in and to the Collateral located at such warehouse, other storage facility or leased facility other than Lender’s first position priority security interest and lien; notwithstanding the foregoing, up to $250,000 in the aggregate of Inventory which does not satisfy the requirements of subsection 6.1(G), but otherwise meets the definition of Eligible Inventory, may be included in Eligible Inventory.

6.2           Additional Representations, Warranties and Covenants. Borrowers represent and warrant to and covenant with Lender that:  (A) the Inventory shall be kept only at the locations specified on Schedule 4.4; (B) Borrowers now keep and hereafter at all times shall keep correct and accurate records itemizing and describing the age, kind, type and quantity of Inventory and Borrowers’ stated actual cost therefor, together with withdrawals therefrom and additions thereto for each month, all of which records shall be available, upon demand, to any of Lender’s officers, employees or agents for inspection and copying thereof; (C) all Inventory is now and hereafter at all times shall be of good and merchantable quality, free from defects; (D) any of Lender’s officers, employees or agents shall, now and at any time or times hereafter, have the right, upon demand, to inspect and examine the Inventory and to check and test the same as to quality, quantity, value and condition; and (E) all Eligible Inventory set forth on the Borrowing Base Certificate (1) consists of (i) raw materials, (ii) work-in-process, (iii) finished goods, or (iv) packaging materials; (2) is not more than three hundred sixty-five (365) days old; (3) is not consigned to any Person; (4) does not violate the negative covenants and similar provisions of this Section 6 and does satisfy the positive covenants, and similar provisions of this Section 6; (5) is subject to Lender’s first position priority preferred security interest and lien; and (7) except as otherwise permitted in Section 6.1 above, is located at one of the locations specified on Schedule 4.4, and, if located at a warehouse, other storage facility or leased facility, Lender has (i) received an original executed Warehouse Agreement or Landlord Agreement in form and substance acceptable to Lender, (ii) filed its Uniform Commercial Code financing statements in accordance with applicable law with regard to the respective location of each such warehouse, other storage facility or leased facility, and (iii) as evidenced by then currently dated Uniform Commercial Code judgment and lien searches satisfactory to Lender, there are no security interests or liens in and to the Collateral located at such warehouse, other storage facility or leased facility, other than Lender’s first position priority security interest and lien.  All costs, fees and expenses incurred by Lender in connection with this Section 6, or which Lender becomes obligated to pay, shall be part of the Liabilities, secured by the Collateral and payable by Borrowers to Lender on demand.”

B.            Financial Covenants.  Section 9.4 of the Loan Agreement is hereby amended by deleting Section 9.4 of the Loan Agreement in its entirety and substituting therefor the following:

“9.4         Financial Covenants.  During the term of this Loan Agreement, and thereafter for so long as there are any outstanding Liabilities owed to Lender, Borrowers covenant that they shall:

(A)          Tangible Net Worth.  Maintain a minimum Tangible Net Worth of not less than the Tangible Net Worth Benchmark tested as of the last day of each calendar quarter.

(B)           Cash Flow Coverage Ratio.  Not permit Borrowers’ Cash Flow Coverage Ratio to be less than 1.10 to 1.00, tested as of the last day of each calendar quarter beginning with the calendar quarter ending March 31, 2005.

(C)           Minimum EBITDA.  Maintain EBITDA of not less than Eight Hundred Fifty Thousand and no/100 ($850,000.00) for the three month period ending December 31, 2004.”

C.            Financial Reporting.  Section 9.5 (F) of the Loan Agreement is hereby amended by deleting Section 9.5 (F) of the Loan Agreement in its entirety and substituting therefor the following:

“(F)         As soon as available, but in no event later than fifteen (15) days after the 15th and last day of each month, a Borrowing Base Certificate dated as of the 15th and last day of such month, respectively.”

III.           Conditions Precedent. Lender’s obligation to provide the Additional Financial Accommodations to Borrowers is subject to the full and timely performance of the following covenants prior to or contemporaneously with the execution of this First Amendment:

A.            Borrowers executing and delivering, or causing to be executed and delivered to Lender, the following documents, each of which shall be in form and substance acceptable to Lender:

(i)                                     An original Secretary’s Certificate of even date herewith executed by the Secretary of each Borrower to Lender; and

(ii)                                  such other agreements, documents and instruments as Lender may reasonably request;

B.            No Unmatured Event of Default or Event of Default exists under the Loan Agreement, as amended by this First Amendment, or the Other Agreements other than the “Existing Defaults” (hereinafter defined);

C.            No claims, litigation, arbitration proceedings or governmental proceedings not disclosed in writing to Lender prior to the date of hereof shall be pending or known to be threatened against Borrowers and no known material development not so disclosed shall have occurred in any claims, litigation, arbitration proceedings or governmental proceedings so disclosed which in the opinion of Lender is likely to materially or adversely affect the financial position or business of any Borrower or the capability of any Borrower to pay its obligations and liabilities to Lender; and

D.            There shall have been no material or adverse change in the business, financial condition or results of operations since the date of each Borrower’s most recently delivered financial statements to Lender.

IV.           Conflict.  If, and to the extent, the terms and provisions of this First Amendment contradict or conflict with the terms and provisions of the Loan Agreement, the terms and provisions of this First Amendment shall govern and control; provided, however, to the extent the terms and provisions of this First Amendment do not contradict or conflict with the terms and provisions of the Loan Agreement, the Loan Agreement, as amended by this First Amendment, shall remain in and have its intended full force and effect, and Lender and Borrowers hereby affirm, confirm and ratify the same.

V.            Waiver of Events of Default.

A.            Borrowers hereby acknowledge and agree as follows:  (i) the following Events of

Default have occurred and are existing under the Loan Agreement (the “Existing Defaults”): (a) as of September 30, 2004, Borrowers were in violation of the Tangible Net Worth covenant contained in Section 9.4(1) of the Loan Agreement, and (b) as of September 30, 2004, Borrowers were in violation of the Cash Flow Coverage Ratio covenant contained in Section 9.4(2) of the Loan Agreement; (ii) no Events of Default currently exist other than the Existing Defaults set forth above, and (iii) as a result of the Existing Defaults, Lender has the right to immediately exercise such of its rights and remedies pursuant to the Loan Agreement as it deems appropriate, including, without limitation, terminating all advances to Borrowers, instituting the Default Rate and demanding immediate payment of all outstanding Liabilities.

B.            Borrowers hereby represent and warrant to Lender that no Event of Default exists as of the date of this First Amendment, other than the Existing Defaults.  Lender hereby waives the Existing Defaults; provided that such waiver shall not be or be deemed to be a waiver by Lender of any other Events of Default, whether now existing or hereafter arising or occurring, including, without limitation, any other Events of Default arising under Section 9.4 of the Loan Agreement after September 30, 2004.

VI.           Severability.  Wherever possible, each provision of this First Amendment shall be interpreted in such manner as to be valid and enforceable under applicable law, but if any provision of this First Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, such provision shall be severed herefrom and such invalidity or unenforceability shall not affect any other provision of this First Amendment, the balance of which shall remain in and have its intended full force and effect.  Provided, however, if such provision may be modified so as to be valid and enforceable as a matter of law, such provision shall be deemed to be modified so as to be valid and enforceable to the maximum extent permitted by law.

VII.          Reaffirmation.  Borrowers hereby reaffirm and remake all of the representations, warranties, covenants, duties, obligations and liabilities contained in the Loan Agreement, as amended hereby.

VIII.        Fees, Costs and Expenses.

A.            Contemporaneously herewith, Borrowers shall pay to the Bank a fully-earned, non-refundable amendment fee in the amount of $10,000.00.

B.            Borrowers agree to pay, upon demand, all fees, costs and expenses of Lender, including, but not limited to, reasonable attorneys’ fees, in connection with the preparation, execution, delivery and administration of this First Amendment and the other agreements, documents and instruments executed and delivered in connection herewith or pursuant hereto.

IX.           Reservation of Rights.  Lender continues to reserve all of its rights and remedies, including all security interests, assignments and liens pursuant to the Loan Agreement and the Other Agreements, as well as any rights and remedies at law, in equity or otherwise.  Nothing contained in this First Amendment shall be or be deemed a waiver of any presently existing or any hereafter arising or occurring breach, default or event of default, other than the Existing Defaults as set forth above, nor shall preclude the subsequent exercise of any of Lender’s rights or remedies.

X.            Choice of Law.  This First Amendment has been delivered and accepted in Chicago, Illinois, and shall be governed by and construed in accordance with the laws of the State of Illinois, regardless of the laws that might otherwise govern under applicable principles of conflicts of law as to all matters, including matters of validity, construction, effect, performance and remedies.

XI.           Counterpart.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

XII.         Waiver of Jury Trial.  BORROWERS AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY.

[signature page follows]

IN WITNESS WHEREOF, Lender and Borrowers have caused this First Amendment to be executed and delivered by their duly authorized officers as of the date first set forth above.

LASALLE BANK NATIONAL ASSOCIATION,		VIRGINIA HONEY COMPANY, INC.,
a national banking association		a Virginia corporation

By:	/s/ Sara A. Huizinga	By:	/s/ Stephen D. Rubin
Name:	Sara A. Huizinga	Name:	Stephen D. Rubin
Title:	Assistant Vice President	Title:	President

VITA FOOD PRODUCTS, INC.,
a Nevada corporation

		By:	/s/ Clark L. Feldman
		Name:	Clark L. Feldman
		Title:	Executive Vice President

THE HALIFAX GROUP, INC.,
a Georgia corporation

		By:	/s/ Clifford Bolen
		Name:	Clifford Bolen
		Title:	Treasurer & Secretary

VITA SPECIALTY FOODS, INC.,
a Delaware corporation

		By:	/s/ Clifford Bolen
		Name:	Clifford Bolen
		Title:	Assistant Secretary